Exhibit 99.B(d)(16)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Western Asset Management Company, LLC

As of July 31, 2020, as amended April 15, 2024

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Catholic Values Trust

Catholic Values Fixed Income Fund	[REDACTED]

SEI Institutional Management Corporation		Western Asset Management Company, LLC

By:	/s/ James Smigiel	By:	/s/ Karlen Powell

Name:	James Smigiel	Name:	Karlen Powell

Title:	Chief Investment Officer	Title:	Head of Client Service Sup

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